Exhibit 99.1

        Synagro Reports Second Quarter Revenue And Earnings

    HOUSTON--(BUSINESS WIRE)--Aug. 7, 2006--Synagro Technologies, Inc. (NASDAQ GLOBAL:SYGR) (NYSE Arca:SYGR):

    Key Second Quarter Results

    -- Revenue during the quarter increased 3.3 percent to $86.3 million

    --  Net income applicable to common stock for the quarter totaled
        $2.5 million

    -- Earnings before interest, taxes, depreciation and amortization totaled $15.2 million

    -- Adjusted earnings before interest, taxes depreciation and amortization totaled $16.1 million

    Synagro Technologies, Inc. (NASDAQ GLOBAL:SYGR) (NYSE Arca:SYGR), (the "Company") announced today its results of operations for the three and six months ended June 30, 2006.
    Commenting on the results of the quarter, the Company's Chief Executive Officer, Robert C. Boucher, Jr., stated, "We are pleased with our second quarter results which are in-line with our internal expectations. For the quarter our top line revenue increased 3.3 percent over the prior year's quarter to $86.3 million, including a $2.1 million increase in our contract revenues and a $5.2 million increase in event revenues, partially offset by a decrease in design build revenues of $4.1 million due to the completion of the Honolulu dryer facility."
    "Operating income for the quarter totaled $9.2 million compared to $3.4 million reported last year. Net income before preferred stock dividends for the quarter totaled $2.5 million compared to a loss of $13.9 million last year. Our earnings before interest, taxes, depreciation and amortization for the quarter totaled $15.2 million compared to a loss of $10.7 million reported in the same period last year. This increase is primarily due to the June 2005 recapitalization and refinancing of debt which resulted in $27.8 million of one-time costs and expenses. Our EBITDA adjusted to exclude the non-cash charges for share based compensation and equity offering costs in 2006, and the $27.8 million of one-time costs and other non-cash items incurred in the second quarter of 2005 increased to $16.1 million for the quarter from $15.7 million reported last year."
    "Based on our actual results for the first six months and our expectations for the remainder of the year, we remain comfortable with our 2006 expectations, which include revenues of approximately $325 million to $340 million, net income of approximately $9.0 million to $11.5 million, and EBITDA adjusted to exclude non-cash charges for share based compensation expense of approximately $60.0 million to $64.0 million."
    "During the quarter we also have been busy managing construction of the Kern composting and Woonsocket incinerator projects both of which are over 60 percent complete, and are expected to generate in excess of $14.0 million of annual operating revenue when they commence commercial operations, which we expect to occur by the first quarter of 2007."
    "We recently entered into two financial derivative arrangements that will substantially mitigate our exposure to increases in natural gas prices over the next five years. We also recently completed a secondary equity offering during the quarter that resulted in net cash proceeds to the Company of approximately $16.0 million. The equity offering increased the restricted payments basket in our credit agreement by the $16.0 million of proceeds received providing a significant amount of cushion for future dividend payments."

    June 30, 2006 - Second Quarter Financial Results

    Revenue for the quarter ended June 30, 2006, increased $2.8 million or 3.3 percent to $86.3 million from $83.5 million in the comparable period last year. Contract revenues increased $2.1 million due primarily to a $1.4 million increase in revenue from the startup of the Central Valley compost and Providence Soils dewatering facilities, a new disposal contract that started in the third quarter of 2005, and other volume changes. Event revenues increased $5.2 million due primarily to $0.5 million of revenue generated on a large clean water lagoon clean-out project that is being completed over a two year period, $0.7 million of emergency digester clean-out work, $1.3 million on a soil disposal project and other volume changes. Design build construction revenues decreased $4.1 million primarily due to the decrease in construction revenue on the Honolulu dryer facility project that has been substantially completed.
    Gross profit for the quarter ended June 30, 2006 decreased by $0.1 million to $16.9 million compared to $17.0 million in the comparable quarter last year. The positive impact of revenue mix changes associated with the increase in higher margin contract and event work and the decrease in lower margin design build construction work, was offset by expected higher fuel and utility costs, an increase in repairs and insurance expense, and a $0.4 million increase in depreciation expense.
    Operating income for the quarter ended June 30, 2006 increased $5.8 million to $9.2 million compared to $3.4 million in the comparable quarter last year. The increase in operating income is primarily due to an $8.0 million decrease in transaction costs and expenses and stock option redemptions and bonuses, partially offset by a $2.2 million increase in general and administrative expense. During the second quarter of 2006, we expensed $0.3 million of transaction costs and expenses related to the sale of shares held by selling stockholders for which the Company did not receive any cash proceeds, compared to $8.3 million of transaction costs and other expenses in the second quarter of 2005 associated with a significant debt and equity offering (the "Recapitalization"). The increase in general and administrative expense is primarily due to $0.5 million of non-cash expense for share based compensation expense related to the issuance of restricted stock and the implementation of SFAS 123R in January 2006 (which requires that the Company expense the fair value of employee stock options over the related service period), and a $1.4 million favorable litigation reserve adjustment that occurred in the second quarter of 2005.
    Pre-tax income for the quarter ended June 30, 2006 increased $26.6 million to $4.3 million from a loss of $22.2 million reported in the second quarter of 2005 due to the $5.8 million increase in operating income described above offset by a decrease of $19.5 million in debt extinguishment costs, a $0.7 million decrease in interest expense associated with the Recapitalization, and $0.4 million of income related to gains on financial derivatives not designated as cash flow hedges that manage exposure for changes in interest rates and natural gas prices.
    Provision for income taxes increased from a benefit of $8.3 million in the second quarter of 2005 to a provision of $1.8 million in the second quarter of 2006. The effective tax rate for the second quarter of 2006 was approximately 42 percent compared to 38 percent in the same period in 2005. The Company's tax provision is currently principally a deferred tax provision that will not significantly impact cash flow because of tax deductions that have historically exceeded book deductions and net operating loss carryforwards that are available to offset future taxable income.
    Net income before preferred stock dividends totaled $2.5 million, or $0.03 per diluted share, for the quarter ended June 30, 2006 compared to a loss of $13.9 million, or $(0.84) per diluted share, for the same period in 2005. There were no preferred stock dividends in 2006 as all outstanding preferred stock was retired in connection with the Recapitalization.
    Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the quarter ended June 30, 2006, totaled $15.2 million compared to a loss of $10.7 million in the comparable quarter last year. EBITDA adjusted to exclude share based compensation expense, debt extinguishment costs, transaction costs and expenses, stock option redemptions and transaction bonuses, and the litigation reserve adjustment (Adjusted EBITDA) totaled $16.1 million in the second quarter of 2006 compared to $15.7 million in the second quarter of last year. This increase is primarily due to the increases in income from operations and other expense described above. See Note C to the attached financial statements for the reasons why management believes that EBITDA and Adjusted EBITDA are a useful financial measure and for a reconciliation of net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA.

    June 30, 2006 - Year to Date Financial Results

    Revenue for the six months ended June 30, 2006, increased $5.8 million or 3.6 percent to $165.5 million from $159.7 million in the comparable period last year. Contract revenues increased $8.3 million due primarily to a $2.7 million increase in revenue from the startup of the Central Valley compost and Providence Soils dewatering facilities, a $2.5 million increase related to a disposal contract that started in the third quarter of 2005, and other volume changes. Event revenues increased $9.4 million due primarily to $2.4 million of revenue generated on a large clean water lagoon clean-out project that is being completed over a two year period, $2.0 million of emergency digester clean-out work, $1.8 million on a soil disposal project, and other volume changes. Design build construction revenues decreased $11.9 million primarily due to the decrease in construction revenue on the Honolulu dryer facility project that has been substantially completed.
    Gross profit for the six months ended June 30, 2006 increased $0.2 million to $29.2 million compared to $29.0 million in the comparable six months last year. The positive impact of revenue mix changes associated with the increase in higher margin contract and event work and the decrease in lower margin design build construction work, was partially offset by expected higher fuel and utility costs, an increase in repairs expense, and a $0.8 million increase in depreciation expense.
    Operating income for the six months ended June 30, 2006 increased $3.4 million to $12.7 million compared to $9.3 million in the comparable six months last year. The increase in operating income is primarily due to an $8.0 million decrease in transaction costs and expenses and stock option redemption and bonuses partially offset by a $4.8 million increase in general and administrative expense. During the second quarter of 2006, the Company expensed $0.3 million of transaction costs and expenses related to the sale of shares held by selling stockholders for which the Company did not receive any cash proceeds, compared to $8.3 million of transaction costs and other expenses in the second quarter of 2005 associated with the Recapitalization. The increase in general and administrative expense is primarily due to $1.3 million of non-cash expense for share based compensation expense related to the issuance of restricted stock and the implementation of SFAS 123R in January 2006, $0.9 million of costs related to the completion of the 2005 audit, including the external audit of internal controls required by Section 404 of the Sarbanes-Oxley Act, a $1.4 million positive litigation reserve adjustment that occurred in the second quarter of 2005, $0.3 million of severance costs related to changes in regional management, and an increase in commission and other changes.
    Pre-tax income for the six months ended June 30, 2006 increased $25.8 million to $3.0 million from a loss of $22.8 million reported in the first six months of 2005 due to the $3.4 million increase in operating income described above, offset by a $19.5 million decrease in debt extinguishment costs related to the Recapitalization, a $2.0 million decrease in interest expense due to lower cost of debt after the Recapitalization, and an increase in other income of $0.7 million related to gains on financial derivatives not designated as cash flow hedges that manage exposure for changes in interest rates and natural gas prices.
    Provision for income taxes for the six months ended June 30, 2006 increased from a benefit of $8.6 million to a provision of $1.3 million in 2006. The effective tax rate for the first six months of 2006 was approximately 42 percent compared to 38 percent in the same period in 2005. The Company's tax provision is currently principally a deferred tax provision that will not significantly impact cash flow because of tax deductions that have historically exceeded book deductions and net operating loss carryforwards that are available to offset future taxable income.
    Net income before preferred stock dividends for the six months ended June 30, 2006 totaled $1.8 million, or $0.02 per diluted share, compared to a loss of $14.2 million, or $(1.05) per diluted share, for the same period in 2005. There were no preferred stock dividends in 2006 as all outstanding preferred stock was retired in connection with the Recapitalization in the second quarter of 2005.
    EBITDA for the six months ended June 30, 2006, totaled $24.7 million compared to $0.5 million in the comparable period last year. Adjusted EBITDA totaled $26.3 million for the six months ended June 30, 2006, compared to $26.8 million for the six months ended June 30, 2005. This decrease is due to the changes in income from operations and other expense described above. See Note C to the attached financial statements for the reasons why management believes that EBITDA and Adjusted EBITDA are a useful financial measure and for a reconciliation of net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA.
    Consistent with historical operating trends, the Company expects to report lower profits during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions may materially impact the Company's results of operations and cash flow during the affected period.
    A reconciliation of all non-Generally Accepted Accounting Principles financial information disclosed herein is included in the notes to the attached financial statements.
    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

    Safe Harbor Statement

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our ability to complete new facilities as scheduled; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit agreement on our operations. Other factors are discussed in our periodic filings with the Securities and Exchange Commission.

                      Synagro Technologies, Inc.
                 Consolidated Statements of Operations
                  For the Three Months Ended June 30
             (dollars in thousands, except per share data)
                              (unaudited)

                                    2006                2005
                             ------------------- -------------------
Revenue                       $86,267     100.0%  $83,532     100.0%
Cost of services (including
 depreciation)                 69,319      80.4%   66,561      79.7%
                             --------- --------- --------- ---------
   Gross profit                16,948      19.6%   16,971      20.3%

General and administrative
 expenses (includes $0.5
 million and $0 million of
 share based compensation
 expense in 2006 and 2005,
 respectively)                  7,582       8.8%    5,390       6.4%
Transaction costs and
 expenses                         316       0.4%    1,517       1.9%
Stock option redemptions and
 transaction bonuses               --        --%    6,805       8.1%
Gain on sale of assets           (154)     (0.2)%    (129)     (0.2)%
                             --------- --------- --------- ---------
   Income from operations       9,204      10.6%    3,388       4.1%

Debt extinguishment costs          --        --%   19,487      23.3%
Interest expense                5,346       6.2%    6,086       7.3%
Interest income                  (137)     (0.2)%      --        --%
Other, net                       (350)     (0.4)%      62       0.1%
                             --------- --------- --------- ---------
   Other expense, net           4,859       5.6%   25,635      30.7%
                             --------- --------- --------- ---------
Income (loss) before
 provision for income taxes     4,345       5.0%  (22,247)    (26.6)%
Provision (benefit) for
 income taxes                   1,822       2.1%   (8,348)    (10.0)%
                             --------- --------- --------- ---------
Net income (loss) before
 preferred stock dividends      2,523       2.9%  (13,899)    (16.6)%
                                       =========           =========
Preferred stock dividends
 (Note A)                          --               7,315
                             ---------           ---------
   Net income (loss)
    applicable to common
    stock                      $2,523            $(21,214)
                             =========           =========

Income (loss) per share
 (Note B):
   Basic                        $0.03              $(0.84)
                             =========           =========
   Diluted                      $0.03              $(0.84)
                             =========           =========


Depreciation and amortization  $5,645       6.5%   $5,437       6.5%

Earnings (loss) before
 interest, taxes,
 depreciation and
 amortization ("EBITDA")
 (Note C)                     $15,199      17.6% $(10,724)    (12.8)%
Adjusted EBITDA (Note C)      $16,064      18.6%  $15,659      18.7%

Note A: The Company's preferred stock accrued an eight percent dividend per annum through June 21, 2005. On June 21, 2005 the Company's preferred stock was converted to common stock and dividends were no longer accrued. Dividends totaled $7,315,000 during the three months ended June 30, 2005, of which $1,865,000 represents the eight percent dividend (noncash), and the remainder represents accretion of preferred stock and amortization of issuance costs.

Note B: The following summarizes reported basic and diluted earnings per share for the three months ended June 30, 2006, and 2005 (dollars in thousands, except share data):


                                            2006           2005
                                        -------------- --------------
Basic earnings (loss) per share:
--------------------------------
      Net earnings (loss) before
       preferred stock dividends               $2,523       $(13,899)
      Preferred stock dividends                    --          7,315
                                        -------------- --------------
      Net earnings (loss) applicable to
       common stock                            $2,523       $(21,214)
                                        ============== ==============

      Earnings (loss) per share-
      --------------------------
      Earnings (loss) per share -- basic        $0.03         $(0.84)
                                        ============== ==============

      Weighted average shares
       outstanding                         75,214,144     25,334,290
                                        ============== ==============

   Diluted earnings (loss) per share:
   ----------------------------------
      Net earnings (loss) before
       preferred stock dividends               $2,523       $(13,899)
      Less: Antidilutive effect of
       dividends and common
       stock equivalents                           --          7,315
                                        -------------- --------------
                                               $2,523       $(21,214)
                                        ============== ==============

      Earnings (loss) per share-
      --------------------------

      Earnings (loss) per share --
       diluted                                  $0.03         $(0.84)
                                        ============== ==============

      Diluted shares outstanding           76,599,147     64,263,900
                                        ==============
      Less: Antidilutive effect of
       common stock equivalents                           38,929,610
                                                       --------------
                                                          25,334,290
                                                       ==============

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock in 2005, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Diluted EPS for the three months ended June 30, 2005, has been adjusted to exclude preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because the Company uses these measurements in evaluating its performance and the Company believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because they are measures used by the Company's debt holders to determine compliance with financial ratios included in the Company's senior secured credit agreement. However, other companies in the Company's industry may calculate EBITDA and Adjusted EBITDA differently than the Company does. EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                                            For the three months
                                               ended June 30,
                                        -----------------------------
                                            2006           2005
                                        -------------- --------------

Net income (loss) before preferred stock
 dividends                                     $2,523       $(13,899)
  Interest expense                              5,346          6,086
  Interest income                                (137)            --
  Provision (benefit) for income taxes          1,822         (8,348)
  Depreciation and amortization                 5,645          5,437
                                        -------------- --------------
EBITDA                                        $15,199       $(10,724)
  Share based compensation expense                549            ---
  Debt extinguishment costs                        --         19,487
  Transaction costs and expenses                  316          1,517
  Stock options redemptions and
   transaction bonuses                             --          6,805
  Litigation reserve adjustment                    --         (1,426)
                                        -------------- --------------
Adjusted EBITDA                               $16,064        $15,659
                                        ============== ==============


                      Synagro Technologies, Inc.
                 Consolidated Statements of Operations
                   For the Six Months Ended June 30
             (dollars in thousands, except per share data)
                              (unaudited)

                                      2006                2005
                               ------------------- -------------------
Revenue                        $165,545     100.0% $159,746    100.0%
Cost of services (including
 depreciation)                  136,376      82.4%  130,737     81.8%
                               --------- --------- --------- ---------
   Gross profit                  29,169      17.6%   29,009     18.2%

General and administrative
 expenses (includes $1.3
 million and $0 million of
 share based compensation
 expense in 2006 and 2005,
 respectively)                   16,353       9.9%   11,559      7.2%
Transaction costs and expenses      316       0.2%    1,517      1.0%
Stock option redemptions and
 transaction bonuses                 --        --%    6,805      4.3%
Gain on sale of assets             (189)     (0.1)%    (205)    (0.1)%
                               --------- --------- --------- ---------
   Income from operations        12,689       7.6%    9,333      5.8%

Debt extinguishment costs            --        --%   19,487     12.2%
Interest expense                 10,614       6.3%   12,601      7.9%
Interest income                    (292)     (0.2)%      --       --%
Other (income) expense, net        (671)     (0.4)%      59      0.0%
                               --------- --------- --------- ---------
   Other expense, net             9,651       5.7%   32,147     20.1%
                               --------- --------- --------- ---------
Income (loss) before provision
 for income taxes                 3,038       1.9%  (22,814)   (14.3)%
Provision (benefit) for income
 taxes                            1,276       0.8%   (8,575)    (5.4)%
                               --------- --------- --------- ---------
Net income (loss) before
 preferred stock dividends        1,762       1.1%  (14,239)    (8.9)%
                                         =========           =========
Preferred stock dividends
 (Note A)                            --               9,587
                               ---------           ---------
   Net income (loss)
    applicable to common stock   $1,762            $(23,826)
                               =========           =========

Earnings (loss) per share
 (Note B):
   Basic                          $0.02              $(1.05)
                               =========           =========
   Diluted                        $0.02              $(1.05)
                               =========           =========

Depreciation and amortization   $11,333       6.8%  $10,665      6.7%

Earnings before interest,
 taxes, depreciation and
 amortization ("EBITDA")
 (Note C)                       $24,693      14.9%     $452      0.3%
Adjusted EBITDA (Note C)        $26,268      15.9%  $26,835     16.8%


Note A:   The Company's preferred stock accrued at an eight percent
dividend per annum through June 21, 2005. On June 21, 2005 the Company's preferred stock was converted to common stock and dividends were no longer accrued. Dividends totaled $9,587,000 and during the six months ended June 30, 2005 of which $3,874,000 represents the eight percent dividend (noncash) and the remainder represents accretion of preferred stock and amortization of issuance costs.


Note B:   The following summarizes reported basic and diluted earnings per share (dollars in thousands, except share data):

                                                  Six Months Ended
                                               -----------------------
                                                  2006        2005
                                               ----------- -----------
Basic earnings (loss) per share:
--------------------------------
   Net income (loss) before preferred stock
    dividends                                      $1,762    $(14,239)
   Preferred stock dividends                           --       9,587
                                               ----------- -----------
   Net earnings (loss) applicable to common
    stock                                          $1,762    $(23,826)
                                               =========== ===========

   Net earnings (loss) per share -- basic           $0.02      $(1.05)
                                               =========== ===========

   Weighted average shares outstanding         74,075,233  22,691,916
                                               =========== ===========

Diluted earnings (loss) per share:
----------------------------------
   Net income (loss) before preferred stock
    dividends                                      $1,762  $(14,239)
   Less antidilutive effect of dividends and
    common stock equivalents                           --       9,587
                                               ----------- -----------
                                                   $1,762    $(23,826)
                                               =========== ===========

   Earnings (loss) per share -- diluted             $0.02      $(1.05)
                                               =========== ===========

   Diluted shares outstanding                  74,774,677  62,664,085
                                               ===========
   Less: Antidilutive effect of common stock
    equivalents                                            39,972,169
                                                           -----------
                                                           22,691,916
                                                           ===========

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock in 2005, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Diluted EPS for the six months ended June 30, 2005, has been adjusted to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").


Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA and Adjusted EBITDA are presented because the Company uses these measurements in evaluating its performance and the Company believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water and wastewater business and because they are measures used by the Company's debt holders to determine compliance with financial ratios included in the Company's senior secured credit agreement. However, other companies in the Company's industry may calculate EBITDA and Adjusted EBITDA differently than the Company does. EBITDA and Adjusted EBITDA are not measures of performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or any other measure of performance or liquidity derived in accordance with generally accepted accounting principles. The following table reconciles net income (loss) before preferred stock dividends to EBITDA and Adjusted EBITDA (dollars in thousands):

                                                     2006 Full Year
                                Six Months Ended        Guidance
                               ------------------- -------------------
                                 2006      2005       Low      High
                               --------- --------- --------- ---------

Revenue                                            $325,000  $340,000
                                                   ========= =========
Net income (loss) before
 preferred stock dividends       $1,762  $(14,239)   $9,000   $11,500
    Interest expense, net        10,614    12,601    20,000    20,000
    Interest income                (292)       --        --        --
    Provision (benefit) for
     income taxes                 1,276    (8,575)    6,200     7,700
    Depreciation and
     amortization                11,333    10,665    22,000    22,000
                               --------- --------- --------- ---------
EBITDA                           24,693       452    57,200    61,200

    Debt extinguishment costs        --    19,487        --        --
    Transaction costs and
     expenses                       316     1,517        --        --
    Stock option redemptions
     and transaction bonuses         --     6,805        --        --
    Share based compensation
     expense                      1,259        --     2,800     2,800
    Litigation reserve
     adjustment                      --    (1,426)       --        --
                               --------- --------- --------- ---------
Adjusted EBITDA                 $26,268   $26,835   $60,000   $64,000
                               ========= ========= ========= =========


    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700